Exhibit 99.1

Tejal Engman Vice President 240.744.5116

NEWS RELEASE

Host Hotels & Resorts Provides Update on Full-Year 2020 Guidance

BETHESDA, Md., Mar 9, 2020 -- Host Hotels & Resorts, Inc. (NYSE: HST), the nation's largest lodging real estate investment trust (the "Company"), today announced it is withdrawing its full-year 2020 guidance due to the ongoing financial impact of reduced travel demand as a result of the global coronavirus (COVID-19) outbreak.

Jim Risoleo, President and Chief Executive Officer, said, “Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, among others, we are limited in our ability to accurately predict what the financial impact to Host will be in 2020. In the spirit of being prudent and responsible financial stewards, we believe it is currently appropriate to withdraw financial guidance for the year. Importantly, Host has been a leader in lodging since 1993 and has a strong track record of successfully navigating significant global events that have impacted lodging demand.”

Mr. Risoleo continued, “While we cannot predict how long this situation will last, we have a strong balance sheet with the capacity and flexibility to sustain prolonged disruption and create long-term value for our shareholders through prudent and disciplined capital allocation. Our hotels benefit from world-class operators, including Marriott, Hyatt and Hilton, all of which are committed to protecting the safety of guests, employees and other partners, and have announced new policies and procedures with this in mind. In addition, we are working closely with our operators to implement contingency plans that will reduce Host’s operating costs through this period of uncertainty.”

To date, the Company’s total revenues, net income and adjusted EBITDAre have been negatively impacted by approximately $97 million, $48 million and $48 million respectively, excluding the collection of approximately $16 million of cancellation fees. Of note:

•	Several groups who have cancelled their event have expressed a desire to rebook their event at our properties later this year;
•	Group business cancellations have accounted for the majority of the impact on total revenues, with California markets accounting for approximately 58% of the group business cancellations;
•

Group cancellation fee revenues are expected to partially mitigate the expected losses to date, and the Company plans to provide an update on its expectations for cancellation fee collections on its first quarter 2020 earnings call;

•	Year-to-date notifications of group business cancellations attributable to COVID-19 have not extended beyond the first half of 2020; and
•	Transient cancellations have also increased significantly over prior periods, which the Company believes are due to government and corporate travel restrictions implemented as a result of COVID-19.

Due to the uncertainty regarding the duration and extent of COVID-19, the Company cannot provide further assurances regarding its effect on the Company’s results and the Company does not intend to provide further updates unless deemed appropriate.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company

Host Hotels & Resorts, Inc. News Release	March 9, 2020

currently owns 75 properties in the United States and five properties internationally totaling approximately 46,500 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

*     This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.